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Exhibit 10.14

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This First Amendment to Employment Agreement (this "Agreement") is entered into this 26th day of October, 2005 between Key Energy Services, Inc., a Maryland corporation (the "Company") and Kim B. Clarke (the "Executive"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Employment Agreement dated effective as of November 22, 2004 between the Company and the Executive (the "Employment Agreement").

RECITALS

        WHEREAS, in order to ensure that its compensation practices are competitive with the compensation practices of its peer group of companies, the Board of Directors of the Company (the "Board") undertook a review of the compensation payable to each of its executive officers; and

        WHEREAS, in connection with such review, the Board determined that it is in the best interest of the Company to increase the severance payable to the Executive in the event of her termination of employment in connection with a Change in Control and to make certain other amendments to the Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

1.
The second sentence of paragraph 6 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  "In the event your employment hereunder is terminated by the Company (i) other than for Cause (including your death or Disability) or (ii) automatically as a result of the Company providing notice to you that automatic extension of the Employment Period shall not occur, you will be entitled to receive (x) severance compensation equal to one (1) times your Base Salary in effect on the termination date, payable in arrears, in twelve (12) equal monthly installments commencing at the end of the calendar month in which the termination date occurs and (y) except in the case of your death, continue to participate in the Company's health care plans at the same cost to you as existed immediately prior to your termination for a period of six months after your termination or until you obtain full-time employment, whichever occurs first; provided, however, that (A) in the event your employment should be terminated by the Company other than for Cause within twelve months following a Change in Control (defined below) or in anticipation of a Change in Control, you will be entitled to receive severance compensation (I) equal to three (3) times your Base Salary then in effect, plus an amount equal to three (3) times your annual target cash bonus as provided in Section 2 above, and (II) payable in one lump sum on the date of such termination, and (B) in the event your employment should be terminated by the Company as a result of your Disability, then any severance compensation payable to you shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period."

2.
A new paragraph 13 is hereby added to the Employment Agreement and shall read as follows:

  "Certain Tax Consequences.

            (i)  (A) Whether or not you become entitled to the payments and benefits described in paragraph 6, if any of the payments or benefits received or to be received by you in connection with a change in ownership or control of the Company, as defined in section 280G of the Internal Revenue Code of 1986 (the "Code") (a "Statutory Change in Control"), or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the "Severance Benefits") will be subject to any excise tax (the "Excise Tax") imposed under section 4999 of the Code after giving effect to paragraph 13(i)(B), the Company shall pay to you an additional amount equal to the Excise Tax, plus any amount necessary to "gross you up" for additional taxes resulting from the payments to you by the Company under this paragraph 13(i)(A) (the "Excise Tax Payment"). Each Excise Tax Payment shall be made not less than five (5) business days prior to the due date for payment of the Excise Tax.

            (B)  Notwithstanding the foregoing, if it shall be determined that you would be entitled to an Excise Tax Payment, but that if the Severance Benefits could be reduced by an amount necessary such that the receipt of the Company payments would not give rise to any Excise Tax (the "Reduced Benefits") and the Reduced Benefits would not be less than ninety percent (90%) of the Severance Benefits before such reduction, then no Excise Tax Payment shall be made to you and the Severance Benefits, in the aggregate, shall be reduced to the Reduced Benefits. To determine the Reduced Benefits, payments shall be reduced in the following order (1) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, (2) any cash severance based on a multiple of Base Salary or bonus, (3) any other cash amounts payable to you, (4) any benefits valued as parachute payments, and (5) acceleration of vesting of any equity not covered by (1) above, unless you elect another method of reduction by written notice to the Company prior to the change in ownership or effective control.

           (ii)  For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

            (A)  all of the Severance Benefits shall be treated as "parachute payments" within the meaning of Code section 280G(b)(2) if the aggregate present value (determined as provided in Code Section 280G(d)(4)) of such Severance Benefits equals or exceeds three times your "Base Amount" (within the meaning of Code Section 280G(b)(3)), and all "excess parachute payments" within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless you receive a written opinion from a nationally recognized law or accounting firm ("280G Advisers") selected by the Compensation Committee or the Board, and reasonably acceptable to you, that such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the "Base Amount" as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

            (B)  the value of any non-cash benefits or any deferred payment or benefit shall be determined by a certified public accountant or appraisal company of recognized national standing forming part of or selected by a 280G Adviser and reasonably acceptable to you, in accordance with the principles of Code section 280G(d)(3) and (4).

          (iii)  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the "Reduced Excise Tax"), an amount (the "Gross-Up Repayment") equal to the sum of (A) the difference of the Excise Tax Payment and the Reduced Excise Tax plus (B) an amount representing the difference between (1) the amount paid by the Company to you to "gross you up" for taxes on payments made by the Company to you in respect of the Excise Tax and (2) the amount which should have been paid to you by the Company to "gross you up" for taxes on payments made by the Company to you in respect of the Reduced Excise Tax; provided, however, that in no event shall the Gross-Up Repayment exceed the actual aggregate cash refunds of, or cash reductions in, taxes paid by you by virtue of paying the Gross-Up Repayment; and provided, further, that if such refunds or reductions are realized from time to time, you shall make a repayment to the Company at the time of each such realization equal to the excess of the Gross-Up Repayment due after giving effect to such realization over the Gross-Up Repayment due immediately prior to giving effect to such realization. You shall (1) take such actions with respect to taxes and tax returns as the Company may from time to time request in order to obtain such refunds and reductions, including, without limitation, by taking positions on tax returns and filing amended tax returns, (2) provide the Company with copies of all tax returns filed by you which reflect such refunds or reductions or are otherwise requested by the Company in order to determine your compliance with the immediately preceding clause (1), (3) permit the Company to participate in any proceedings relating to such refunds and reductions and (4) take all such other actions as may be reasonably requested by the Company from time to time in connection with the realization of such refunds or reductions, including, without limitation, borrowing money from the Company (on terms and conditions reasonably satisfactory to you and the Company, including, without limitation, having the Company make you whole, on an after-tax basis, for any interest costs) so that the payments made from time to time by you to the Company hereunder maximize (to the extent reasonably possible) such refunds and reductions, the aggregate amount of such payments by you not to exceed the Gross-Up Repayment (computed without regard to the provisos to the first sentence of this paragraph 13(iii)); provided, however, that the Company shall bear and directly pay, or shall promptly reimburse you for, all costs and expenses (including any additional penalties and interest) incurred by you in connection with any actions taken or omitted by you in accordance with instructions from the Company pursuant to this sentence, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including any additional penalties and interest) imposed as a result of the Company's payment of such costs and expenses. In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax Payment in respect of such excess (together with any interest or penalties payable by you with respect to such excess) at the time that the amount of such excess is finally determined, plus any additional taxes resulting from the payment to you by the Company for such excess and the interest and penalties thereon. You and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

          (iv)  You shall give the Company written notice of any determination by you, or any claim by any taxing authority, that you owe Excise Tax on any Severance Benefit. Such notice shall be given as soon as practicable but no later than ten (10) business days after you make such determination or are informed of such claim, and shall, to the extent you have or may reasonably obtain such information, apprise the Company of the amount of such Excise Tax and the date on which it is required to be paid. If the Company gives you written notice at least thirty (30) days prior to the due date for payment of such Excise Tax, or within ten (10) business days of having received the foregoing notice from you (whichever is later), that it disagrees with or wishes to contest the amount of the Excise Tax, the Company and you shall consult with each other and your respective tax advisors regarding the amount and payment of any Excise Tax. In the event there is a contest with any taxing authority regarding the amount of the Excise Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold you harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on (x) the Excise Tax Payment (including any interest and penalties with respect thereto) and (y) the Company's payment of your costs and expenses hereunder."

3.
A new paragraph 14 is hereby added to the Employment Agreement and shall read as follows:

          "Withholding and Timing of Payment.    You acknowledge and agree that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings. In addition, you acknowledge and agree that the timing of any payments due to you may be revised as necessary for compliance with Section 409A of the Code, including, if applicable, the six month delay required between separation from service and payment of amounts covered by Section 409A of the Code."

4.
The effective date of the amendment to Employment Agreement shall be June 24, 2005.

5.
Except as set forth in this Agreement, all provisions, terms and conditions in the Employment Agreement remain unmodified and in full force and effect, and the Employment Agreement is hereby in all respects ratified and confirmed.

6.
This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

KEY ENERGY SERVICES, INC.
By:	/s/ RICHARD J. ALARIO Richard J. Alario President, Chairman and Chief Executive Officer
Executive:
/s/ KIM B. CLARKE Kim B. Clarke

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT